Exhibit 99.1

NEWS               from H. L. LANZET, INC .

12 Hull Street
Oceanside, NY 11572
(212) 687-0061 • (516) 763-1668
Fax: (212) 687-5804 • (516) 763-1626

CONTACT:	Jeffrey A. Brodsky, CEO	Herbert Lanzet
	NTL Europe, Inc.	H.L. Lanzet, Inc.
	(914) 921-1800	(212) 888-4570

 NTL EUROPE DECLARES DIVIDEND ON PREFERRED STOCK

Rye, NY, September 12, 2003 – NTL Europe, Inc. (NTEU.PK) announced today that its Board of Directors approved a semi-annual dividend of $2.50 per share on the Company’s 10% Fixed Coupon Redeemable Preferred Stock, Series A (NTEUP.PK). The Company has approximately 6,864,000 shares of preferred stock outstanding so the aggregate dividend will be approximately $17,160,000.

The record date for the dividend on the preferred stock will be September 30, 2003 and the payment date will be October 15, 2003.

For further information, please visit the Company’s web site at www.ntleurope.com.